Exhibit 99.1

Patterson Companies Reports Third Quarter Operating Results

St. Paul, MN—February 19, 2009—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $811,023,000 for the third quarter of fiscal 2009 ended January 24, an increase of 4% from $776,946,000 in the year-earlier quarter. Earnings per diluted share of $0.45 were unchanged from the third quarter of fiscal 2008. Third quarter results of each of its business units, as expected, were impacted by the current general economic conditions.

Sales of Patterson Dental, Patterson’s largest business, were $584,140,000 in the third quarter, virtually unchanged from the year-earlier period. Strong sales of CEREC® dental restorative systems and components, with over a 40% increase in new unit placements, and increased sales of other equipment, helped offset slower consumable sales and unfavorable movements in the Canadian dollar.

•	Sales of consumable dental supplies and printed office products were flat in comparison to last year’s third quarter, excluding a 2% negative currency impact.

•

Sales of dental equipment and software rose 5% from the year-earlier period, paced by a 6% increase in sales of CEREC, both increases excluding the impact of currency. Approximately 25% of the prior period CEREC sales included the fulfillment of backlogged orders of the MC XL milling chamber introduced earlier in that year.

•

Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, were virtually unchanged from last year’s third quarter.

Sales of the Webster Veterinary unit increased 35% in the third quarter of fiscal 2009 to $145,272,000, reflecting the October 2008 acquisition of Columbus Serum Company. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, declined 3% to $81,611,000, due to a negative 5% impact from foreign currency.

Net income of $52,807,000 in this year’s third quarter includes incremental interest expense of $6.5 million ($4.1 million, net of tax) associated with the $525 million of long-term debt financing that was completed in the fourth quarter of fiscal 2008. Patterson used the proceeds of the debt issuance and cash to repurchase 19 million shares of its common stock during the second half of fiscal 2008. Net income was $60,364,000 in the third quarter of fiscal 2008.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s consolidated third quarter operating results were largely consistent with our forecast for this period. Our Patterson Dental unit achieved sales growth in dental equipment during this challenging period, and available data indicate that our equipment sales outperformed the industry by a considerable margin. We are particularly encouraged by the strong performance of the CEREC line, which is benefiting from the market’s growing acceptance of CAD/CAM technology. In January 2009, Sirona Dental Systems, Inc. (Nasdaq: SIRO) introduced a new digital impression unit for its CEREC system, the CEREC AC® . This enhanced acquisition unit, powered by proprietary Bluecam technology, provides significantly greater ease of use, unprecedented levels of precision and scaleable pricing, and has the potential to generate added demand for CEREC systems.”

He continued: “In another technological development that we reported in December, Patterson Dental positioned itself as the world’s leading provider of 3D imaging software for high-end dental practitioners, including orthodontists, oral maxillofacial surgeons and dental radiologists, through the acquisition of Dolphin Imaging Systems, LLC and Dolphin Practice Management, LLC. Dolphin’s industry-leading line of proprietary imaging software maximizes the benefits of cone beam and other digital photography and radiography systems. Supported by our large sales force and partnered with the Patterson Technology Center, Dolphin’s suite of software and related services has the potential to become a highly profitable growth engine for our business over the next several years.”

“Each of our businesses continues to make investments, even during these slower economic times. In January, Patterson Dental implemented the new Patterson Advantage, a strengthened customer loyalty program, which offers increased incentives to dentists for growing their business with Patterson. Our Webster Veterinary unit continued its integration of Columbus Serum, a full-service distributor of companion-pet veterinary supplies, equipment and pharmaceuticals serving the Midwestern and mid-Atlantic markets. This important strategic investment has significantly strengthened Webster’s geographic coverage and competitive position, improved its economies of scale and allowed Webster to accelerate deployment of its value-added model. While less visible to the external world, Patterson Medical is making significant investments in internal systems that we believe will accelerate its opportunities for growth in the fragmented rehabilitation market,” Mr. Wiltz concluded.

Earnings of $0.49 to $0.51 per diluted share are forecasted for the fourth quarter of fiscal 2009 ending April 25, 2009. This places full-year financial guidance at $1.72 to $1.74 per diluted share. In addition, operating cash flows and access to capital from unused revolving credit line capacity should provide Patterson with ample resources for supporting its growth initiatives and capitalizing upon acquisition opportunities.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through February 26 by dialing 1-303-590-3000 and providing the 11126573 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 24, 2009	January 26, 2008	January 24, 2009	January 26, 2008
Net sales	$811,023	$776,946	$2,314,343	$2,220,341
Gross profit	269,109	269,138	774,414	758,571
Operating expenses	177,567	172,024	520,676	500,637

Operating income	91,542	97,114	253,738	257,934
Other (expense) income, net	(6,745)	402	(20,171)	1,762

Income before taxes	84,797	97,516	233,567	259,696
Income taxes	31,990	37,152	87,893	98,047

Net income	$52,807	$60,364	$145,674	$161,649

Earnings per share:
Basic	$0.45	$0.45	$1.24	$1.20
Diluted	$0.45	$0.45	$1.23	$1.19

Shares:
Basic	117,624	134,050	117,645	135,247
Diluted	118,134	134,935	118,391	136,201
Gross margin	33.2%	34.6%	33.5%	34.2%
Operating expenses as a % of net sales	21.9%	22.1%	22.5%	22.5%
Operating income as a % of net sales	11.3%	12.5%	11.0%	11.6%
Effective tax rate	37.7%	38.1%	37.6%	37.8%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 24, 2009	April 26, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$161,884	$308,164
Receivables, net	436,574	364,050
Inventory	285,297	281,238
Prepaid expenses and other current assets	33,315	31,589

Total current assets	917,070	985,041

Property and equipment, net	158,591	148,932
Goodwill and other intangible assets	963,183	881,750
Other	58,113	60,650

Total Assets	$2,096,957	$2,076,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$173,278	$194,405
Other accrued liabilities	131,965	141,652
Current maturities of long-term debt	63,006	130,010

Total current liabilities	368,249	466,067

Long-term debt	525,040	525,024
Other non-current liabilities	82,429	80,495

Total liabilities	975,718	1,071,586

Stockholders’ equity	1,121,239	1,004,787

Total Liabilities and Stockholders’ Equity	$2,096,957	$2,076,373

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 24, 2009	January 26, 2008	January 24, 2009	January 26, 2008
Consolidated Net Sales
Consumable and printed products	$476,196	$449,721	$1,468,110	$1,395,097
Equipment and software	271,384	262,200	653,642	641,173
Other	63,443	65,025	192,591	184,071

Total	$811,023	$776,946	$2,314,343	$2,220,341

Dental Supply
Consumable and printed products	$287,709	$294,638	$909,981	$900,175
Equipment and software	239,228	231,564	560,235	553,286
Other	57,203	58,740	170,646	165,713

Total	$584,140	$584,942	$1,640,862	$1,619,174

Rehabilitation Supply
Consumable and printed products	$54,733	$58,481	$193,925	$194,599
Equipment and software	21,942	21,280	71,128	66,374
Other	4,936	4,623	16,293	13,236

Total	$81,611	$84,384	$281,346	$274,209

Veterinary Supply
Consumable and printed products	$133,754	$96,602	$364,204	$300,323
Equipment and software	10,214	9,356	22,279	21,513
Other	1,304	1,662	5,652	5,122

Total	$145,272	$107,620	$392,135	$326,958

Other (Expense) Income, net
Interest income	$1,048	$2,813	$4,840	$7,871
Interest expense	(7,000)	(2,383)	(23,235)	(7,479)
Other	(793)	(28)	(1,776)	1,370

	$(6,745)	$402	$(20,171)	$1,762

Note: Certain amounts previously reported have been reclassified to conform with the current presentation.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 24, 2009	January 26, 2008
Operating activities:
Net income	$145,674	$161,649
Depreciation & amortization	21,515	19,497
Share-based compensation	5,800	5,954
Change in assets and liabilities, net of acquired	(100,455)	(18,967)

Net cash provided by operating activities	72,534	168,133

Investing activities:
Additions to property and equipment, net of disposals	(22,838)	(16,344)
Acquisitions	(109,942)	(12,967)

Net cash used in investing activities	(132,780)	(29,311)

Net cash used by financing activities	(56,416)	(215,865)
Effect of exchange rate changes on cash	(29,618)	6,480

Net decrease in cash and cash equivalents	$(146,280)	$(70,563)